UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Trammell Crow Company
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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it has entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.  Set forth below is a transcript of a telephone call to the Company’s employees regarding the proposed merger.

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Coordinator:

Good afternoon and thank you for standing by. Our lines will be in listen only throughout the entire call. This call is being recorded. If you have any objections you may disconnect. Thank you Mr. Sulentic you may begin.

Bob Sulentic:	Good morning everyone and thanks for joining us on this call and by the way thank you for being patient as we had a little technical difficulty getting started.

By now you all have seen this morning’s press release announcing a definitive agreement to merge Trammell Crow Company’s operations with CB Richard Ellis. This event will open an exciting new era for commercial real estate services.

One that creates a company that is unparalleled in the history of our industry, in terms of its scope, of services, depth of market coverage, quality of people and very importantly our ability to serve clients.

If all goes according to schedule we will be united as one company sometime late this year or early next year. First I want to thank all of you for making this event possible. Your hard work and excellent service on behalf of our clients has set our company apart.

As a result, we have gained the respect of the real estate community, including that of our peers. CBRE’s high esteem for our company is a testament to the hard work of all of you and the quality of our collective team.

Joining forces with CB Richard Ellis is the right thing to do for our clients, our shareholders and our people. And now is the right time to do it. After closing we will be an integral part of the most capable commercial real estate services company in the world.

We will have offices in more than 50 countries. Providing a full range of services; brokerage, corporate outsourcing, property management, development, project management, mortgage banking, valuation, investment management and more.

In addition the Trammell Crow Company name will endure as the name for the company’s independently operated development business.

Both Trammell Crow Company and CBRE are built on a solid foundation of principle.

We both have corporate cultures that emphasize respect, integrity, service and excellence. Values that will continue to be the foundation for the new company and for how we deal with out clients, our investors, the business community and each other.

I am grateful to all of you for what you have done to bring Trammell Crow Company to this exciting point in our history and I look forward to working with you going forward.

To tell you more about CBRE I am very pleased and enthused to introduce Brett White, President and Chief Executive Officer. Brett.

Brett White:

Thanks Bob. And let me start by echoing your sentiments about your collective accomplishments and the high quality of your work. Approximately a quarter century in this business, I have developed an enormous respect for the Trammell Crow Company, its people and its platform.

I have admired you from a distance for many years. And soon I will have the opportunity to admire all of you up close. I am particularly excited about the implications of combining our firm’s strong transaction management, corporate outsourcing and institutional outsourcing capabilities, as well as gaining your expertise in development.

This is a perfect marriage of skill sets and expertise as Bob mentioned.

Today’s announcement reflects the high point of a strategy we have been implementing for many, many years. The strategy born out of the needs of our clients and the demands of the marketplace.

It has been my privilege over the past several weeks to get to know many of the leaders of your fine organization. And I am pleased that they will fill key management positions following the merger.

Bob, of course and also Jim Groch, Michael (Steff), Diane Paddison, Bill Concannon, just to name a few. These are great people and they help to underscore for us how much are firms are aligned.

Despite the healthy competition that naturally existed between us, it is uncanny how well our two companies line up, organizationally and culturally.

Both Trammell Crow Company and CB Richard Ellis have done much to embrace their roots and build on the legacy of integrity and teamwork that their predecessors handed down.

We share common missions and core values and they will soon loom large as we go about melding our two companies. We are committed without reservation to adopting the very best of Trammell Crow Company and combining it with the very best of CB Richard Ellis.

While we are still getting to know your organizations we are already learning about the many ways that you can raise the bar for us. For starters, we will look to Mike Lafitte to lead our Global Outsourcing business.

Under his leadership we look forward to bringing together the resources and intellectual capital of our respective companies. Create a new best in class outsourcing solutions service provider.

Similarly, Trammell Crow Company is one of the premier real estate developers. We look forward to perpetuating the Trammell Crow Company brand as the name of our independently operated development business.

Bob is going to help lead this business with Jim Groch, Matt Khourie, Chris Roth, and John Stirek, and doing their leadership roles as Co-President.

This is an accomplished, highly respected team. We are proud to have them as part of our organization. I am very proud that Bob has accepted a senior leadership role in our combined company.

In addition to his leadership role in the development business he will also have oversight over our operations in Europe, the Middle East, Africa and Asia Pacific. I have long had enormous respect for Bob and look forward to his counsel and insight as we go forward together.

I would also like to mention that fully five members of the current Trammell Crow executive group will be joining our Executive Committee. This has a total of 14 members. In addition Bob and two independent Directors from the Trammell Crow Company will be joining our Public Board of Directors.

In a business environment marked by increasing globalization we think you will find being part of an integral part of the industry’s only truly global full services enterprise will be an added plus.

More and more what counts is scale, geographic reach and the ability to deliver consistent quality across a gamut of services and locations. This is where we both excel. And we will help each other excel even more when we are reunited.

Bob Sulentic:	Thanks Brett. Before we close I would like to expand a little more on our plans for the development business and our plans for the city of Dallas.

Development is a Trammell Crow Company core strength and we are very pleased to be carrying forward our 58 year track record in this business as we join CB Richard Ellis.

While we will be wholly owned by CBRE we will be operated completely independently. Our deals will be done on an arm’s length basis and decisions will be made independent of the parent company.

As Brett mentioned I will assume overall leadership of the development business along with Jim Groch as Chief Investment Officer and President of Funds and Investment Management. Chris Roth as President of Eastern Operations, Matt Khourie as President of Central Operations and John Stirek as President of Western Operations.

We are looking forward to continuing our tradition as one of the nation’s leading real estate developers. We also believe our development capability will continue to be a valuable service for many of our user and investor clients, just as it is today.

In addition to being the Headquarters for the Development Subsidiary, Dallas will also be the Headquarters for what we currently call our Global Services business. As well as a portion of CBRE’s Shared Services organization going forward.

While we shared some big news today, it is also a big change. We all know that change is never easy but it can also be healthy and energizing. That is exactly how I feel today and I hope you all feel the same way.

Members of the senior management of both companies will be visiting many offices in the weeks ahead to provide more details about the new company and what you can expect after our transaction closes at the end of this year or early next year.

For now I want to close with another thank you on behalf of management, our Board of Directors and shareholders of Trammell Crow Company for making today’s historic transaction possible. Together we are going to redefine excellence in our industry.

And I would add to the end of those prepared remarks something that I found out this morning myself, and other members of our management team. As we called around to our customers and our investors and our people. The feedback we are getting on this combination is overwhelming. I think our customers truly believe that this is the perfect fit. And I think the future is very, very bright for all of us.

Thank you.

END

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This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.

The proposed merger will be submitted to the Company’s stockholders for their consideration, and the Company will file with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company at the SEC’s Internet Site (http://www.sec.gov). Copies of the proxy statement can also be obtained without charge, by directing a request to: Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas, 75201, or via telephone at (214) 863-3000.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.